UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2019

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
405 Park Avenue, 3rd Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.01 par value	GNL	New York Stock Exchange
7.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value	GNL PR A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Netherlands and Luxembourg Refinancing

On June 11, 2019, Global Net Lease, Inc. (the “Company”), through certain wholly owned subsidiaries (the “Obligors”) that directly or indirectly own all three of the Company’s properties in the Netherlands and Luxembourg (the “Properties”), entered into a facility agreement with Landesbank Hessen-Thüringen Girozentrale, and on June 12, 2019, borrowed €120.0 million (the “Loan”) secured by mortgages on each of the Properties and all of the other assets of the Obligors. Payment of principal and interest on the Loan is also guaranteed by the Obligors.

The Loan bears interest at a fixed rate of 1.383% and matures on June 11, 2024. The Loan is interest-only, with the principal due at maturity.

At the closing of the Loan, approximately €80.3 million was used to repay all outstanding indebtedness encumbering two of the Properties. The remaining proceeds totaling approximately €38.7 million, after costs and fees related to the Loan, are available for working capital and general corporate purposes.

The Loan may be prepaid, in whole or in part, at any time, and mandatory prepayments are required to be paid in connection with dispositions of the Properties and other customary circumstances. Any prepayment prior to the fourth anniversary is generally subject to a prepayment premium.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL NET LEASE, INC.

Date: June 17, 2019	By:	/s/ James L. Nelson
	Name:	James L. Nelson
	Title:	Chief Executive Officer and President